Exhibit 23.2

CONSENT OF PLANTE & MORAN, PLLC

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 for the registration of 1,337,131 common shares of MBT Financial Corp. pertaining to the MBT Financial Corp. 2008 Stock Incentive Plan and MBT Financial Corp. Long-Term Incentive Compensation Plan of our report dated March 15, 2013 with respect to the consolidated financial statements and schedules of MBT Financial Corp., included in its Annual Report (From 10-K file number 000-30973) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan

June 14, 2013

Exhibit 23.2